Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use and incorporation by reference of our report dated February 23, 2011 on the financial statements of the Columbia Government Money Market Fund, Columbia Seligman Communication and Information Fund, Columbia Select Large-Cap Value Fund, and the Columbia Select Smaller-Cap Value Fund of the RiverSource Series Trust included in the Annual Report for the period ended December 31, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 19 to the Registration Statement (Form N-1A, No. 333-131683) of the RiverSource Series Trust.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 4, 2011